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                                                                      Exhibit 99

                                                           2 MANHATTANVILLE ROAD
                                                         PURCHASE, NY 10577-2196


NEWS RELEASE

MEDIA CONTACT:                Jack Cox, 914-397-1952
ANALYST CONTACTS:       Carol Tutundgy, 914-397-1632
                     Rochelle Weitzner, 914-397-1623

      PROFITABILITY PROGRAMS AND MERGER BENEFITS HELP BOOST INTERNATIONAL
                                 PAPER EARNINGS

April 11, 2000

Purchase, N.Y. -- International Paper today reported improved first-quarter 2000 earnings of $249 million ($.60 per share) before special and extraordinary items. Primarily due to the company's profit improvement programs and benefits from last year's merger with Union Camp, the results represent an increase of nine percent or $22 million ($.05 per share) compared to fourth-quarter 1999 net earnings of $227 million ($.55 per share) before special and extraordinary items. First quarter 2000 earnings represent nearly eight times the earnings per share ($32 million, or .08 per share) reported in the comparable quarter a year earlier.

"We had a good first quarter. Given the strength of the current markets for our products and our continued ability to bring the Union Camp merger benefits and profit improvement programs to the bottom line, we expect the second quarter to be significantly better," said John Dillon, chairman and chief executive officer. "We are committed to achieving further reductions in our cost structure. Our inventories have been reduced since year end and we are managing our capacity to market demand."

"We continue to build stronger core businesses and divest or close operations and businesses which do not perform to our expectations. We acquired Shorewood Packaging to expand our product offerings in the fast growth, premium packaging market. We also announced the closure of U.S. packaging converting operations in Pennsylvania, Indiana and Illinois and Canadian operations in Alberta. And, we realized gains from selling our investment in Scitex and Carter Holt Harvey's sale of its share of COPEC," added Dillon.

Also during the first quarter, International Paper announced plans to develop an electronic marketplace with Georgia Pacific and Weyerhaeuser and a sales agreement with PaperExchange.com. The e-ventures are part of the company's strategy to take a leadership position in electronic commerce as a means of growing revenue, reducing transaction costs and serving customers more efficiently.

First-quarter 2000 net sales were $6.4 billion, up from $6.3 in the previous quarter. International Paper reported net earnings of $378 million ($.91 per share) in the first quarter of 2000, after


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special and extraordinary items, compared to net earnings of $80 million ($.19 per share) in the fourth quarter of 1999 after special items. All previous periods have been restated to include Union Camp Corporation, with which International Paper merged in April of last year.

Extraordinary items in the first quarter represented a gain of $134 million ($.32 per share) after tax and minority interest resulting from the sales of the company's investment in Scitex and COPEC. Special items included Union Camp integration costs and negatively impacted earnings by $5 million ($.01 per share) after tax. Special items in the fourth quarter of 1999 amounted to $147 million ($.36 per share) after tax and minority interest, which included restructuring costs primarily in packaging, chemicals and xpedx, and integration costs associated with the Union Camp merger.

U.S. Printing and Communication Papers earnings were up due to strong volume and price improvements. European Papers had a strong quarter, with shipments up for both coated and uncoated products. Imports from Asia have clearly subsided, enhancing European producer demand growth. Eastern European operations remain strong.

Earnings for Consumer Packaging were 32 percent better than the same period last year. The improvement resulted from better bleached board pricing and substantially improved performance from Beverage Packaging. Industrial Packaging's first quarter performance continued the positive trends established during the last half of 1999. The favorable results reflected continued realization of synergies from the Union Camp merger, as well as ongoing profit improvement plans.


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Forest Resources'operating earnings were about the same as the comparable period last year. This is despite the fact that stumpage prices for both pine pulpwood and sawtimber averaged well below 1999 first quarter prices. Building Materials Group first quarter earnings were down compared to first-quarter 1999. The decline was driven by weaker pricing for wood products and molded door facings and lower volumes.

In the Chemicals and Petroleum segment, earnings for Arizona Chemical were 75 percent better than last year. Petroleum and Minerals' earnings were up compared with the same period last year due in part to higher prices for oil and gas.

International Paper (www.internationalpaper.com) is the world's largest forest products company. Businesses include printing paper, packaging, building materials, chemical products and distribution. As the largest private landowner in the U.S., the company manages its forests under the principles of the Sustainable Forestry Initiative (SFIsm) program, a system that ensures the perpetual growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States at Purchase, N.Y., IP has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

                                     # # # #

This news release contains certain forward looking statements on certain financial and market conditions. Future results may differ from these expectations due to pricing levels, the continued strength of markets and whether cost-cutting initiatives are achieved.

All numbers stated are preliminary and unaudited.

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                               International Paper
                            Sales by Industry Segment
                            Preliminary and Unaudited
                                  (In millions)

                                                          Three Months Ended
                                                              MARCH 31,
                                                   2000                        1999
                                                   ----                        ----
Printing & Communications Papers                 $ 1,650                     $ 1,450

Industrial & Consumer Packaging                    1,805                       1,675

Distribution                                       1,750                       1,700

Chemicals & Petroleum                                345                         350

Forest Products                                      780                         785

Carter Holt Harvey                                   410                         365

Less: Intersegment Sales                            (369)                       (293)
                                                 -------                     -------

                                                 $ 6,371                     $ 6,032
                                                 =======                     =======


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                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)


                                                                      Three Months Ended
                                                                           MARCH 31,
                                                                  2000                    1999 (b)
                                                                  ----                    ----
         Net Sales (In billions)                                  $6.4                    $6.0
                                                                  ----                    ----

         Earnings Before Interest, Income Taxes,
              Minority Interest and
              Extraordinary Items                                  566   (a)               237

              Interest expense, net                                131                     143
                                                                   ---                     ---

        Earnings Before Income Taxes,
              Minority Interest and Extraordinary Items            435   (a)                94

              Income tax provision                                 136   (a)                28

              Minority interest expense, net of taxes               55                      34
                                                                    --                      --

         Earnings Before Extraordinary
              Items                                                244   (a)                32

              Gains on Sales of Investments, net of taxes          134   (c)
                                                                   ---                --------

          Net Earnings                                            $378   (a, c)            $32
                                                                  ====                     ===

          Earnings Per Common Share
              Before Extraordinary Items                         $0.59   (a)             $0.08

          Earnings Per Common Share -
              Extraordinary Items                                $0.32
                                                                ------                   -----
          Earnings Per Common Share                              $0.91                   $0.08
                                                                ======                   =====

          Earnings Per Common Share -
              Assuming Dilution                                  $0.91                   $0.08
                                                                 =====                   =====

Average Shares of Common Stock Outstanding                       413.5                   412.1
                                                                 =====                   =====

(a) Includes an $8 million pretax charge ($5 million after taxes) for merger integration costs.

(b)      Amounts have been restated to reflect the merger with Union Camp.

(c) Includes a gain of $385 million before taxes and minority interest expense ($134 million after taxes and minority interest expense) on the sale of our investment in Scitex and Carter Holt Harvey's sale of its share of COPEC.